PROXY STATEMENT

                             CROFF OIL COMPANY

                    1995 ANNUAL MEETING OF SHAREHOLDERS

                             February 28, 1996

        THIS PROXY STATEMENT IS BEING MAILED TO SHAREHOLDERS OF RECORD IN CONNECTION WITH THE SOLICITATION OF THEIR VOTE BY THE BOARD OF DIRECTORS OF CROFF OIL COMPANY (the Company) with regard to the Annual Meeting to be held on February 28, 1996 at 10:00 a.m. at 1433 Seventeenth Street, Suite 220, Denver, Colorado 80202, Telephone: (303) 297-3383. This Proxy Statement should be reviewed in connection with the enclosed copy of the Annual Report filed on SEC Form 10-K dated December 31, 1994, and the most recent 10-Q unaudited report for the quarter ending September 30, 1995.
        VARIOUS ITEMS OF IMPORTANT INFORMATION AND ACCOUNTING FOR THE COMPANY RELATED TO THIS PROXY STATEMENT ARE SET-OUT IN THE ENCLOSED ANNUAL REPORT ON FORM 10-K OR THE MOST RECENT QUARTERLY REPORT ON FORM 10-Q. SUCH DETAILED INFORMATION MAY BE RELEVANT IN REVIEWING THIS PROXY STATEMENT, BUT IS NOT REPEATED IN THIS DOCUMENT. ACCORDINGLY, EACH SHAREHOLDER SHOULD REFER TO THE FORMS 10-K & 10-Q BEFORE COMPLETING THEIR PROXY BALLOT.
        Proxies voted in accordance with the accompanying ballot form which are properly executed and received by the Secretary to the Company prior to the Annual Meeting will be voted.
                           Revocability of Proxy
        A shareholder returning the enclosed proxy ballot has the power to revoke it at any time before it is exercised and may do so by written notice to the Secretary of the Company at the address set forth above, effective upon receipt of such written notice, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.
                             Voting Securities
        The record date for the determination of shareholders entitled to vote at the Annual Meeting is the close of business on December 31, 1995. There were issued, outstanding and entitled to vote on such date approximately 516,515 shares of the 20,000,000 authorized shares. The Company has only one class of Common Shares, each of which is entitled to one vote. The Company does not have cumulative voting. Accordingly, each shareholder may vote all of his shares on each separate ballot proposal. The Company will bear all costs of this proxy solicitation.
        Shares entitled to vote will be determined based upon the official shareholder record of December 31, 1996. Actual votes cast will be determined by the physical counting of votes in person or proxy by the inspector of elections to be appointed prior to the meeting by the Board of Directors. Any dispute as to votes or entitlement to vote will be decided by majority vote of the Board of Directors. Abstentions and broker non-votes will not be counted for either quorum or ballot purposes.
        As to each item to be voted upon in this Proxy, a numerical majority of the issued and outstanding shares must be present or voted by Proxy at the meeting (258,258 shares, or as otherwise determined by the inspector of elections at the time of meeting). Each proposal to be voted upon will only be adopted by a majority vote of shares voted at the meeting, provided a quorum is present. That is, each item will be adopted by an affirmative vote of not less than 129,129 shares, or a greater majority of those shares present as otherwise determined by the inspector of elections.
        There are no matters to be voted upon as described by this Proxy upon which management will proceed absent majority shareholder approval as described above.
        The Company knows of no person or group, except the following, which, as of the date of this Proxy Statement, beneficially owns and has the right to vote more than 5% of the Company's Common Stock:


Names and Address of     Shares Beneficially Owned     Percent of Class
  Beneficial Owner
1.  Jensen Development Company (1)   132,130              25.10%
    1433 17th Street, Suite 220
    Denver, Colorado  80202

2.  Gerald L. Jensen  (2)             71,215      	13.03%

3.   Julian D. Jensen (2)&(3)         46,532               8.68%
     Jensen Revocable Trust

4.  Directors as a Group (2)         285,277              49.50%


(1)     Jensen Development Company is wholly owned by Gerald L. Jensen.

	(2) Includes warrants to purchase 10,000 shares of the Company's stock by each director at $1.00 per share, expiring December 31, 1998. Mr. Gerald Jensen's warrant is for 20,000 shares. None of the warrants have been exercised.

	(3) Mr. Julian D. Jensen owns 5,000 shares directly and holds a warrant for 10,000 shares (see Note 2, above); 21,432 are held by him as the Trustee of the Jensen Family Trust and 10,000 as the Trustee of the Jensen Revocable Trust. Mr. Julian D. Jensen has an approximate 25% beneficial interest in these Trusts and Mr. Gerald L. Jensen has an approximate 33% beneficial interest.


                    MATTERS SUBJECT TO SHAREHOLDER VOTE
                                    I.
                           Election of Directors
        The Croff Board consists of Gerald L. Jensen, Dilworth A. Nebeker,
Richard H. Mandel, Jr., Edwin W. Peiker, Jr., and Julian D. Jensen.  Each
director will serve until the next annual meeting of shareholders, or until his successor is duly elected and qualified.  The following information is provided with respect to each current officer and director of the Company who are current nominees for re-election.
GERALD L. JENSEN, 55, PRESIDENT AND DIRECTOR.
	       President of Croff Oil Company on a part-time basis since October,
        1985.  Prior to this date, Mr. Jensen was Chairman of Petro-Silver,
        Inc., a public company, for over five years.  Mr. Jensen was a director of Pyro Energy Corp., a public company engaged primarily in coal production from 1978 until the company was sold in 1989.  Mr.
        Jensen is also an owner of private real estate, development, and oil and gas companies.
RICHARD H. MANDEL, JR., 66, DIRECTOR.
	       Since 1982, Mr. Mandel has been President and a Board Member of
        American Western Group, Inc., an oil and gas producing company in
        Denver, Colorado.  He is President and also a Board Member of Richard
        H. Mandel, Ltd., an oil and gas production company in Denver,
        Colorado.  From 1977 to 1984, he was President of Universal Drilling
        Co., Denver, Colorado. Since May 1988, he has been a Board Member of
        Richmond Exploration Company.  Since July 1994, he has been a Board
        Member of Wichita River Oil Company, listed on the American Stock
        Exchange.
DILWORTH A. NEBEKER, 54, DIRECTOR.
 	Mr. Nebeker served as President of Croff from September 2, 1983 to
        June 24, 1985, and has been a director of Croff since December, 1981.
        He has been a lawyer in private practice for the past seven years.
        Prior thereto, he was a lawyer employed by Tosco Corporation, a public corporation, from 1973 to 1978.  He was a lawyer with the
        Securities and Exchange Commission from 1967 to 1973.
EDWIN W. PEIKER, JR., 63, DIRECTOR AND SECRETARY.
	       Mr. Peiker was President of Royal Gold, Inc. from 1988 through 1991, and continues to be a director.  Since 1986, Mr. Peiker has been a
        Vice President and director of Royal Gold, Inc., a public company engaged in gold exploration and mining activities.  Prior thereto he was involved in private investments in oil and gas exploration and production.  Mr. Peiker was employed in responsible positions with
        AMAX, Inc., a public corporation, from 1963 to 1983. AMAX is primarily engaged in mine evaluation and resource analysis.
JULIAN D. JENSEN, 47, DIRECTOR.
	       Mr. Jensen is the brother of the Company's president and has served as legal counsel to the Company for the past seven years.  Mr. Jensen has practiced law, primarily in the areas of corporate and securities law, in Salt Lake City, Utah since 1975.  Mr. Jensen is currently associated with the firm of Jensen, Duffin, Carman, Dibb & Jackson which acts as legal counsel for the Company.

                    SUMMARY INFORMATION AS TO DIRECTORS

                                            Number of
                                            Shares        Percentage of
               Director                     (Beneficial   Issued and
NAME           Since         Compensation   and Legal)    Outstanding

Gerald L.      1985	    Salary as      203,345       38.13%
 Jensen (1)                  President:     (See          (See
                             $48,000 - No   Principal     Principal
			    Benefits -     Shareholder   Shareholder
			    No Director    Chart, 	Chart,
			    Compensation   above)	above)
			    (See Below)

Dilworth       1981	    Normal         11,300        2.11%
 Nebeker (2)                 Director
			    Stipend Only
			    (See Below)

Richard        1985	    Normal         10,100	1.88%
 Mandel (2)   		    Director
			    Sipend Only
			    (See Below)

Edwin          1985	    Normal	  14,000		2.61%
 Peiker, Jr (2)		    Director
			    Stipend Only
			    (See Below)

Julian D.      1990	    Normal         46,532	8.68%
 Jensen (2) & (3)	    Director 	  (See
			    Stipend Only	  Principal
			    (See Below)    Shareholder
					  Chart, above)

	(1) Includes shares held by Jensen Development Corporation (132,130) as wholly owned by Gerald L. Jensen.

	(2)    Includes warrant expiring December 31, 1998 to acquire 10,000 shares by each Director, except Gerald L. Jensen, who holds a warrant for
        20,000 shares.  No warrant has been exercised to date.  Warrants may be extended by majority vote of the Board.

	(3)    Includes shares held in Jensen Family Trust (21,432) and Jensen
        Revocable Trust (10,100) in which Julian D. Jensen is the sole
        Trustee and an approximate 25% beneficial owner.  Mr. Gerald L.
        Jensen holds an approximate 33% beneficial interest in these Trusts.
                          Executive Compensation
        Certain additional required information concerning remuneration, other compensation and ownership of securities by the Directors and Officers is set-out in the enclosed 10-K Report and incorporated by this reference.
See particularly pg. 21.
                           Proposed Remuneration
        During the current fiscal year, the Company intends to compensate outside directors at the rate of $250 for a half-day meeting and $350 for a full day meeting, a rate which was instituted in October, 1985.  No changes are currently contemplated in officer salaries.
              Certain Relationships and Related Transactions
        Certain significant relationships and related transactions are set-
out in the enclosed 10-K Report and incorporated by this reference.  See particularly pg. 24.
                   Management's Stock Rights and Options
        A discussion of management	s stock rights and options are discussed
at page 22 of the enclosed and incorporated 10-K Report.
                                    II.
            Creation and Issuance of Class  B Preferred Stock
        The Board of Directors of your corporation, over a period of time, has discussed solutions to the problem of achieving shareholder value and liquidity considering the size, nature and structure of the business of Croff
Oil Company.  Specifically, the Board of Directors believes that the present oil and gas interests, consisting chiefly of small royalty interests in numerous non-operating holdings, creates unique problems when these assets are vested in a public company which is too small to have an active trading market.  In summary, the Board is concerned about the following issues:
        1        While revenues and income from Croff's oil and natural gas interests have been generally stable, they are insufficient for significant growth and expansion of the Company.  Management does not expect that the present Company can substantially grow in value or size with existing income from its present oil and gas assets.
        2        At present, there is no active trading market for Croff
stock; nor is there any foreseeable probability that an active trading market will develop.  Based upon preliminary inquiries, there seems to be very little interest in the brokerage community for any underwriting to raise additional capital for the Company, as presently constituted, in order to expand its present oil and gas operations.
        In considering various alternative solutions to the foregoing problems, the Board has considered and approved a proposal for shareholder ratification whereby the oil and gas assets of the Company would be pledged to secure a new Class  B of preferred stock.  This preferred stock would be distributed to shareholders on a one share for one share basis (1:1) to the existing shareholders.  The oil and gas assets would remain in the Company, but the benefit of these assets would be exclusively represented by the preferred Class  B shares held by each shareholder instead of the common shares, as more particularly described below.  There will be 520,000
Preferred Class  B shares authorized.
        The purpose of this proposal is to protect, so far as possible, the existing perpetual mineral interests and other oil and gas assets of the
Company for the benefit of existing shareholders, while management seeks to grow the Company through more risky business ventures with potentially greater growth potentials.
        It is proposed, for the reasons explained below, that each of the present shareholders in Croff Oil Company will receive one (1) new share of preferred Class  B stock in the Company (to be renamed Croff Enterprises,
Inc.) for each common share currently owned.
        To avoid confusion, and to reflect the future business activities of the old Croff, it is proposed that Croff Oil Company become known as Croff
Enterprises, Inc., ("CEI").  The Board believes that this name will more accurately reflect the intent of the Board of Directors to search out diversified business opportunities, domestically or internationally, for the company, and that such business activities may or may not be related to its historical oil and gas operations or interests.  The Board intends to continue to employ the trade name  Croff Oil Company for existing oil and gas operations where appropriate.
        If the within proposal to create the special Class  B preferred shares is adopted, management of Croff will then enter into a  Pledge
Assignment whereby the company	s beneficial interest in all oil and gas or
other mineral assets, including products and revenues, (oil and gas assets)
will be irrevocably and exclusively assigned to the Class B preferred shareholders (the current Croff shareholders), subject only to the terms of the Assignment, as generally outlined below.
        In essential terms, the assignment of the  beneficial interest will mean that all income or other distributions from the oil and gas assets will only be paid or distributed to the Class B shareholders, pro rata to your sharehold interest.  It would further mean that the Class B shareholders would have the exclusive right to claim their proportional interest in the oil and gas assets, or proceeds therefrom, in the event of the liquidation
and final distribution or other sale or transfer of the company	s assets.
        While the company will retain legal title and ownership of the oil and gas assets for administrative, liability and management reasons, it is intended the beneficial interest (beneficial interest is defined for this
Proxy as that aspect or attribute of any asset or interest having monetary value after all normal costs of production or operations are paid) will not be subject to claims by any person or entity other than the Class B shareholders.
        It should be understood Croff will reserve management control over the oil and gas assets, to include, the right to buy and sell oil and gas leases or other interests or products, pay all normal and customary costs of production and operations from revenues, and to enter into farmouts, pooling agreements or operating contracts with the oil and gas assets as is customary or typical in the oil and gas industry.  However, all such transactions will
be subject to the preservation of the Class B shareholder	s security in the
beneficial interest of such assets, or proceeds therefrom, unless released by the Class B shareholders pursuant to majority vote.
        It is intended that any net income (net income being defined for this
Proxy as income remaining from revenues of oil and gas production after payment of normal costs of production and operations) will be used either:
(i) to acquire other oil and gas interest, (ii) to buy back preferred Class
B shares if such a program is subsequently adopted by the Board and the shareholder elects to participate, (iii) or to pay dividend distributions to
Class B shareholders from the net income derived from the oil and gas assets.
The company has no present plans to pay dividends.
        The foregoing purports to be a general description of the Pledge
Assignment to be entered by Croff in favor of the Class B shareholders if the proposed reorganization, as described herein, is adopted by the required number of shareholders.  Any shareholder wishing to examine the proposed
Pledge Assignment or Amended Articles may obtain a copy of such documents by contacting the company offices at the address indicated at the beginning of this Proxy Solicitation and a copy will by promptly mailed or faxed to you.
        IT IS REPRESENTED THAT WHILE MANAGEMENT HAS ATTEMPTED TO DRAFT THE
PLEDGE ASSIGNMENT TO PROVIDE MAXIMUM PRIORITY AND PROTECTION TO THE CLASS B
SHAREHOLDERS IN RELATIONSHIP TO THIRD PARTY CREDITOR CLAIMS; NO WARRANTY OR
ASSURANCE, HOWEVER, CAN BE MADE THAT THE COMPANY WILL, IN ALL INSTANCES, BE
SUCCESSFUL IN ASSERTING THE PRIORITY OF THE CLASS B SHAREHOLDERS IN THE OIL
AND GAS ASSETS AS TO ANY FUTURE THIRD PARTY CLAIMANTS.
        The company does represent the oil and gas assets are not presently subject to any current third party claims, liens or charges, nor does Croff presently intend to create any future subordinate liens or encumbrances in the oil and gas assets.
        As a net result of approval of the reorganization, each Croff shareholder will hold one (1) share of preferred Class  B stock in the new
CEI for each share of common stock which you presently hold. You would continue to own your common stock in Croff, which would be designated common stock of CEI.  The existing Board of Croff Oil Company will continue as the
Board of the renamed Company (Croff Enterprises, Inc.).
        None of you, as prospective preferred Class  B shareholders of CEI, will have any additional voting interest in or control over CEI.  The preferred shares will have voting rights only in special situations, such as any sale, pledge, mortgage or exchange of the oil and gas assets.
        EACH PRESENT SHAREHOLDER OF THE COMPANY SHOULD NOTE THAT, AT PRESENT,
MANAGEMENT, OR PARTIES AFFILIATED WITH MANAGEMENT, HOLD A NEAR MAJORITY OF
VOTING SHARES (43.60%) AND WILL MOST LIKELY CONTINUE TO EXERCISE AN EFFECTIVE
CONTROL POSITION IN THE COMPANY  IN THE EVENT OF THE CLOSE OF THE PROPOSED
REORGANIZATION.  FURTHER, IT IS ANTICIPATED THAT CEI, TO ACHIEVE ITS
PURPOSES, WILL BE REQUIRED TO RAISE ADDITIONAL CAPITAL WHICH WOULD FURTHER
REDUCE THE VOTING INTEREST OF ALL OF ITS PRESENT SHAREHOLDERS.
        CEI will not only continue to operate in the oil and natural gas business, but intends to act as an investor or principal in new business ventures or endeavors either in the United States or on an international basis.  It should be emphasized that there are no present business plans, proposals, contracts or agreements defining any potential business activities in which CEI may engage in the future.  It is the desire of the Board that
CEI may engage in various aspects of international start-up and development businesses, or acquire existing domestic businesses desiring to be part of a public company.  Future business activities may or may not include companies in the oil and natural gas business.
        CEI has no present capital commitments or proposals to engage in its intended business enterprises and can give no assurance that it will be successful in efforts to raise sufficient start-up capital through private funding to engage in new business activities.
        CEI will continue to operate the existing oil and gas and other mineral interests of the Company as described in the periodic reports (10K
& 10Q).  The Board of Directors will create amended Articles of Incorporation for CEI which, together with the pledge documents, will provide that each of you as preferred Class  B shareholders will have a preferred and priority interest in and to the oil and gas assets, and an exclusive right to receive any net income distribution from the oil and gas assets of CEI, as may be approved by its Board.  However, even these provisions within the Articles and pledge documents will not create a priority in such assets in derogation of legitimate third party creditor rights and claims against CEI.  The preferred Class  B shareholders, however, will have claim to the assets or income of the oil and gas assets in the event of liquidation, merger, acquisition or spin-off.  These assets are reserved for the preferred shareholders.
        No provision exists, nor is there any proposal, to change the present compensation to management of CEI as set-out above under the section on
"Executive Compensations" in the event of approval of the proposed reorganization.
        It is further intended and proposed that the Board of Directors of
CEI may utilize a portion of its cash flow to repurchase preferred Class  B shares as requested by preferred shareholders.  The exact details of any stock repurchase program are not presently available and will not be formulated in detail, if at all, prior to the recommendation to shareholders to adopt the proposals set-out above.  It is generally intended that any repurchase would be based upon an annual notice and that payments for shares would be completed on a cash basis.  Any present offer to purchase the preferred Class  B shares would be priced, initially, at a base of Eighty
Cent ($0.80) per share.  This price per share was determined by the Board utilizing the current approximate net worth of the oil and gas assets of the
Company, $314,620, as derived from the most recent unaudited financials
(September 1995 10-Q) and assigning another $100,000 to such net worth figure to represent an estimated fair market value of the oil and gas assets for the
Company.  This computation was then rounded to $0.80 per share to create the base valuation.
        Each year thereafter, the Board would set a repurchase price based
on the Board	s best estimate of the increase in value of the oil and gas
assets of the Company, which would be added onto or subtracted from the existing base valuation of $413,212.  This valuation divided by the proposed
516,515 preferred Class  B shares to be issued to each current company shareholder would yield a new repurchase evaluation each year.  The net asset value is anticipated to change over time, such that  present valuations are no assurance of future valuations.
        The Board will most likely adopt this repurchase program in an effort to create an alternative potential selling opportunity for the preferred
Class  B shares, with the understanding that no viable market or liquidity has existed during the last ten (10) years for the Croff common shares, and is unlikely to exist for the preferred Class  B shares.  The Board also may consider implementation of a dividend program for preferred Class  B shares, as it may subsequently determine, although such a dividend program is not presently foreseeable.  All cash flow from the oil and gas assets not utilized to provide for a buyback program for the preferred shares, or a dividend (if the Board elects to prepurchase stock or pay a dividend) will be reinvested in the oil and natural gas business with the intent to increase cash flow and the net asset value of the preferred shares.
        Management believes this reorganization should substantially insulate the historical oil and gas interests of the Company, so far as possible, from potential risk and business factors associated with CEI engaging in what should be considered high risk ventures, such as participation in international start-up companies or other types of venture capital funding which may be authorized by the Board of Directors.
        The Company in order to reach a size necessary to sustain a trading market, must increase it capitalization.  There is not sufficient capitalization, at present, to actively engage in other business activities unless CEI is successful in exchanging its common shares, or the newly proposed Class  A preferred shares, for income producing companies or assets, or the Company engages in subsequent private placement financing, public offerings, or borrowing programs to raise development capital.  No assurance can be given that such future financing or business endeavors will be successful.  If  successful, such capital raising endeavors will most likely result in substantial dilution, both in voting control and ownership interest in CEI to each of you as current shareholders.
        It is also the position of management, in consultation with their legal counsel, that the distribution of preferred shares in CEI to existing
Croff shareholders does not constitute the sale of a security subjecting the
Company to registration requirements due to the fact that no consideration would be requested or paid by existing shareholders for the stock dividend in CEI.  Moreover, it is believed each shareholder will have substantially the same information which would be available to shareholders pursuant to a registration through the information contained in the accompanying 10-K and
10-Q Reports and this Proxy.
        Management does not believe the proposed reorganization, if adopted, will result in any material tax consequences to shareholders as the total value of shares held by all shareholders immediately subsequent to adoption of the reorganization would be unchanged from their present valuation.  Each shareholder should, however, confer with their individual tax advisors to determine their own tax status and any individual tax consequences.
        Following the distribution of the preferred Class  B shares of Croff
Oil Company, each common shareholder will have the same cost or tax basis in the two shares, common and preferred, as he or she previously had in each common share.  Based on the estimate of the illiquid nature of the preferred and common shares and the continued illiquidity of the preferred, it is
estimated that sixty percent (60%) of the shareholder	s basis or cost of the
stock should be allocated to the preferred and forty percent (40%) of the basis should be allocated to the common stock.
        If the foregoing proposals are adopted at the annual meeting, you will continue to hold your common shares of Croff Oil Company, which will be renamed Croff Enterprises, Inc.  You will receive your new preferred Class
 B shares in CEI directly in a mailing from the Company to shareholders of record within a few months from the authorization.  Each of you  should understand that the Company does not intend to undergo the cost of registration of the distribution of the preferred Class  B shares and regards such distribution as a private placement transaction to existing shareholders, not requiring registration.  As a result, the preferred Class
 B shares which you receive will not be free trading shares and will probably have to be held for a substantial period of time, currently two (2)
years under SEC Rule 144, before any potential public resales of such securities would be available.  Further, there is no anticipation that a public market will ever develop for trading in the preferred Class  B shares.  Management anticipates that limited liquidity in the preferred Class
 B shares will be obtained only through the proposed corporate repurchase program as generally described above.
                Authorization of Class  A Preferred Shares
        Management proposes to concurrently submit for shareholder approval, a resolution to create a second class of preferred stock designated as
Preferred Class  A stock.
        It is proposed that Five Million (5,000,000) shares of Class  A preferred stock be authorized for possible future capitalization and funding purposes of the Company.  Management will reserve the right under the
Articles to designate the preferred Class  A stock as voting or non-voting at the time of issuance.  There is presently no plan or intent to issue these shares.  Class  A preferred shares, when and if issued, will only be issued for cash or assets.  Each shareholder should understand, in making a determination of how to vote on the authorization of this new class of shares, that if the shares are issued as voting shares in the future the effect would be to dilute the voting control of present shareholders.  The
Class  A preferred shares will be subordinate to the Class  B preferred shares in any claim or entitlement to the oil and gas properties of the
Company and any income interest derived from those assets, but will have priority over the Class  B shares as to all other assets of the Company.
It is noted, however, that the oil and gas properties and interest constitute almost all current material assets of the company.  The remaining assets would consist primarily of miscellaneous small liquid accounts, modest accounts receivables, and some business property.  In relation to the common shares, the Class  A share will have a dividend priority over common shares.
Except as to the oil properties and income derived therefrom, Class  A shares will be excluded in the same manner as the common shares from voting upon any of the  special pledge and ownership rights of Class  B preferred shareholders in the oil and gas interests of the Company.
        Should any shareholder have any questions regarding these proposals, which are not adequately answered by the general descriptions above, please feel free to direct any questions you may have to management for the Company at the address and telephone number indicated at the beginning of this Proxy
Statement.  Moreover, while management believes that the foregoing accurately summarizes the proposed transactions, each shareholder wishing to receive a copy of the proposed Amended Articles of Incorporation and the pledge documents will be entitled to receive the same upon written request to the
Company.
        Mr. Gerald L. Jensen, as the present Chief Executive Officer, will continue as President and CEO of Croff Enterprises, Inc.
             Management's View of Advantages and Disadvantages
                        of the Proposed Transaction
        Each prospective investor, in determining how to cast their vote concerning the foregoing authorization of the Amended Articles of
Incorporation and issuance of the preferred stock, should consider the following factors, including potential risk factors, as identified by management.  While management has attempted to identify certain considerations, both advantageous and disadvantageous, to be considered by each prospective shareholder before voting on the proposal, each shareholder should understand that management has generally evaluated these potential factors and believes, for the reasons set-out above, that the approval of the proposals is in the best interest of the Company and its shareholders.
Nonetheless, each shareholder should carefully evaluate each of the following factors before making an informed decision as to how to vote:
	3               There is no assurance that CEI, which may very well operate as some type of venture capital company or which may attempt to buy an existing business, will be able to raise any capital for such purposes or be successful in those developmental efforts.  In all events, venture capital financing, either domestic or foreign, must be considered an extremely high risk investment.
	4               Current Management of the Company, and as prospective
        management for CEI, has no prior experience in the development or management of a domestic or international business unrelated to oil, gas, coal production or real estate.
	5               There is  no assurance that CEI will be able to purchase
        existing businesses primarily for stock or will be able to raise sufficient capital to operate in a new line of business.
	6               It is the intention of management to use the common stock of
        CEI to acquire new business assets which will substantially dilute the existing common stock.
	7               Shareholders in CEI should understand that management will be required to divide its time, efforts and expertise between two (2)
        lines of business and that there is a possibility that the quality and extent of management involvement may suffer because of this division of labor and efforts.
	8               There is no reasonable expectation that a public market will ever develop for the preferred stock, and no assurance can be made that a public market will be developed for the common stock of CEI even if it is successful in certain developmental projects.
        While each of the foregoing constitute real and significant risk considerations, the current management believes that these risk factors are substantially mitigated by the fact that historical assets of Croff are being substantially protected while management seeks to develop a new business.
In management's opinion, the preferred stock dividend may be considered a gratuitous benefit to shareholders without substantial increased risk to the historical assets or business.
        Another asset in Croff Oil Company, the tax loss carryforward, will most likely be lost, to a significant extent, if the Company continues in its present mode.  Management has reached this conclusion based upon the fact that CEI currently has modest earnings and projects and, absent some significant change in business activities or purposes, income should remain modest for the foreseeable future.  If management is correct in these projections, it is likely the tax loss carry forward will expire before it can be utilized to offset most taxable income.  If, through the proposed change of business activities, the reorganized CEI were to obtain future enhanced profits, then the tax loss carryforward could be used to partially offset such profits and is, thereby, a contingent asset.  It must be emphasized, however, there is no assurance that future business activities of CEI will create any profit and no warranty or guaranty of profitability can be made even if shareholders approve the reorganization.  Management is also of the opinion, in consultation with its current auditors, that its tax loss carry forward cannot generally be sold or otherwise transferred for consideration to an unrelated business entity. Accordingly, management encourages each shareholder to vote in favor of the proposed  creation of
Class A and Class B preferred shares.
                                       III.
          Ratification of Appointment of Independent Accountants
        The Board of Directors has appointed Causey, Demgen & Moore as independent certified public accountants for the Company to examine the financial statements of the Company for the fiscal year ending December 31,
1995.  The appointment of Causey, Demgen & Moore is subject to ratification of the shareholders and a resolution for such ratification will be offered at the Annual Meeting as is contained in the enclosed proxy ballot.  Causey,
Demgen & Moore have been acting as independent accountants for the Company for seven years and, both by virtue of its familiarity with the Company's affairs, its lower cost, and its ability, is considered by the Board as best qualified to continue its performance of these functions.  The present Board of Directors recommends adoption of the resolution retaining the foregoing accounting firm as independent auditors for the Company.  The foregoing accountants will have a representative present at the Annual Meeting and have agreed to respond directly to any shareholder accounting questions sent to their office at 1801 California, Suite 4650, Denver, Colorado 80202.
                               Other Matters
        The Annual Meeting is called for the purposes set forth in the notice thereof.  The Board of Directors intends to be present, but has not been informed that any other person intends to present.  The Board is not aware of any matters for action at the Annual Meeting other than those specifically referred to in the Notice of Meeting and this Proxy Statement.  If any other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders to vote on such matters in accordance with their judgment.
                           Stockholder Proposals
        There were no stockholders proposals submitted for consideration at the 1995 Annual Meeting.  Stockholder proposals intended to be considered at the next Annual Meeting of Stockholders must be received by The Company no later than March 31, 1996.  Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.
                             Financial Reports
        The financial reports for the Company's operations ending December
31, 1994 as attached to the 10-K and the most recent 10-Q for the quarter ending September 30, 1995, are considered an integral part of this Proxy
Statement and are incorporated by this reference.  See also, "Management's
Discussion and Analysis of Financial Condition and Results of Operations" at
pp. 16-19 of the enclosed 10-K Report which is also incorporated by this reference.

Dated:  January 31, 1996.



BY ORDER OF THE BOARD OF DIRECTORS





________________________________________
Gerald L. Jensen, President













































                                           CROFF OIL COMPANY, INC.
                                     1433 Seventeenth Street, Suite 220
                                           Denver, Colorado  80202
                                          Telephone: (303) 297-3383

               NOTICE OF 1995 ANNUAL MEETING OF SHARHOLDERS

        The Annual Meeting of Shareholders of Croff Oil Company (hereinafter "the Company" or "Croff") will be held on February 28, 1996, at the Company's offices at 1433 Seventeenth Street, Suite 220, Denver, Colorado 80202, at 10:00 a.m. (MDT). The meeting will be held for the following purposes:

        (1) Election of five directors to the Board of Directors for the Company. All of such present Director/Nominees, (Mr. Gerald Jensen, Mr. Richard H. Mandel, Jr., Mr. Edwin W. Peiker, Jr., Mr. Dilworth A. Nebeker and Mr. Julian D. Jensen) currently hold office and have been nominated for re-election by management. Shareholders may also vote upon such other nominations as may be made.

        (2) To ratify the appointment of Causey, Demgen & Moore as independent certified public accountants of the Company for the fiscal year of 1995.

        (3) To approve creation of Five Million (5,000,000) Class A Preferred Shares as described in the Proxy Materials.

        (4) Approve creation of 520,000 Special Class B Preferred Shares to be issued to existing shareholders as described in Proxy Materials, and the Pledge of Oil and Gas Assets to these Shares.

        (5)      To change the name of the Company to CROFF ENTERPRISES, INC.

        (6) To transact such other business as may be incident to or properly come before the Annual Meeting, or any adjournments thereof.

        The transfer books will not be closed, but only shareholders of record at the close of business on December 31, 1995 will be entitled to notice of and to vote at the Annual Meeting.

        You are requested to vote, date and sign the enclosed Proxy and return it at your earliest convenience. The Management of the Company would request that you sign and return your Proxy even if you plan on attending the Annual Meeting to ensure that a Quorum can be counted in advance. You will be entitled to revoke your Proxy and vote in person at the Annual Meeting should you so elect. If you plan to attend the Annual Meeting, would you please so indicate of the place provided on the Proxy.

        We hope to see you at the meeting and each of you are cordially invited to attend.

By Order of the Board of Directors


Gerald L. Jensen
Chairman of the Board

Dated: January 31, 1996










                  CROFF OIL COMPANY PROXY FORM AND BALLOT
                     ANNUAL MEETING, February 28, 1996

Please complete, sign and provide any additional information on this Proxy
Statement and return it to the Company by mailing it back prior to February
24, 1996 in the enclosed envelope.
___________________________________________________________________________
For    Against     Abstain        Proposal
                                          Election of all current management
					nominees to the                                      Board of Directors.
					If voting against election of all,
                                          indicate below your individual vote.

					YOU MAY VOTE FOR ALL CURRENT
					NOMINEES ABOVE; OR YOU MAY VOTE
					INDIVIDUALLY AS TO EACH PROPOSED
					DIRECTOR BELOW

For   Against        Abstain
                               Mr. Gerald L. Jensen, Dir. and Pres.
                               Mr. Richard H. Mandel, Jr., Director
                               Mr. Edwin Peiker, Director & Sec.
                               Mr. Dilworth A. Nebeker, Director
                               Mr. Julian D. Jensen, Director
                         OTHER MATTERS
                                          Election to retain Causey, Demgen
					& Moore as independent CPA's for
					the Company.
	                                Creation of 5,000,000 Class  A Preferred
				Shares

                                 Creation and issuance of 520,000 Special
				Class  B Preferred Shares and Pledge of
				Oil and Gas Assets to these  Shares
	                                Grant to current management the right to
				vote your proxy in accordance with their judgment on other matters as may properly come before the meeting.
              OTHER SHAREHOLDER PROPOSALS AND/OR NOMINATIONS

(Unless otherwise indicated, your proxy will be voted in favor of any nomination or proposal indicated below.)
___________________________________________________________________________
                       (Attach sheets as necessary)
_____Check here if you plan               ______________________________
           to attend the meeting.         SIGNATURE

                                          Date: _________________________
Print Shareholder Name(s)
exactly as they appear on
your Certificate:
______________________________

______________________________

Complete If Known:
Certificate #:___________________
No. of  Shares:_________________